Exhibit 3.1

MYLAN N.V.

ARTICLES OF ASSOCIATION

(informal translation)

ARTICLE I

The Company

Section 1.01. Name. The name of the company is Mylan N.V. (the “Company”).

Section 1.02. Seat. The Company has its seat in Amsterdam, the Netherlands.

Section 1.03. Purpose. The purpose of the Company is (a) to participate in, finance, collaborate with and conduct the management of companies, businesses and other enterprises and to provide advice and other services with respect thereto, (b) to acquire, own, operate and use, to sell, assign, transfer or otherwise dispose of or to pledge, hypothecate or otherwise encumber any assets, properties or other rights, including intellectual property rights and real and personal property, whether tangible or intangible, (c) to hold and invest cash, securities and other funds, (d) to provide guarantees, security or other credit support for the debts and obligations of legal persons, legal entities or companies with which the Company is affiliated in a “Group” (as defined in article 2:24b of the Dutch Civil Code) (each, a “Group Company”) or third parties and (e) to take any and all actions relating to, in connection with or in furtherance of the foregoing to the fullest extent permitted by applicable law. Within the scope and for the achievement of such purposes, the Company may operate, manage, participate in and control one or more companies engaged or operating in, among other areas, the pharmaceutical and healthcare industries.

Section 1.04. Term. The term of existence of the Company is perpetual.

Section 1.05. Fiscal Year. The fiscal year of the Company shall commence on the first day of January and end on the thirty-first day of December in each year.

Section 1.06. Gender. Any words in the masculine gender in these Articles of Association (“Articles”) shall be deemed to include the feminine gender.

ARTICLE II

Capitalization

Section 2.01. Authorized Share Capital. The authorized share capital of the Company is twenty-four million euros (EUR 24,000,000) consisting of one billion two hundred million (1,200,000,000) ordinary shares, par value one euro cent (EUR 0.01) per share (“Ordinary Shares”) and one billion two hundred million (1,200,000,000) preferred shares, par value one euro cent (EUR 0.01) per share (“Preferred Shares” and, together with the Ordinary Shares, the “Shares”).

Section 2.02. Reduction of Share Capital. (a) A resolution of the General Meeting (the “General Meeting” being (i) the corporate body consisting of the shareholders of the Company and all other persons with voting rights and (ii) any meeting of shareholders of the Company and other persons with meeting rights, as the case may be) to reduce the issued share capital of the Company by cancellation of Shares may only relate to: (i) Shares held by the Company or of which the Company holds the depositary receipts for shares in the Company (“Depositary Receipts”) or (ii) Preferred Shares, provided that all Preferred Shares must be subject to such resolution and each such Preferred Share shall be subject to repayment of the Redemption Amount (as defined in Section 3.06(a)) plus: (1) the Dividend Amount (as defined in Section 3.06(b)), calculated for the period beginning on the first day after the last full fiscal year prior to cancellation for which the Company has adopted annual accounts and ending on and including the day of cancellation (the “Cancellation Period”), and (2) all accrued but unpaid dividends with respect to periods prior to the Cancellation Period, provided further that the amounts in Sections 2.02(a)(ii)(1) and 2.02(a)(ii)(2) can never be below zero. Any dividends or other distributions otherwise paid on the Preferred Shares with respect to the Cancellation Period shall be deducted from the repayment amounts referred to in Sections 2.02(a)(ii)(1) and 2.02(a)(ii)(2).

(b) A resolution of the General Meeting to reduce the issued share capital of the Company may only be adopted pursuant to and in accordance with a proposal by the Board of Directors of the Company (the “Board”).

ARTICLE III

Preferred Shares

Section 3.01. Transfers. Each transfer of Preferred Shares requires the approval of the Board. The transfer must be effected within three months after approval by the Board has been granted.

Section 3.02. Approval of Transfers. A shareholder seeking to transfer Preferred Shares (such a shareholder, an “applicant”) shall send by courier service or by registered or certified mail a letter addressed to the Company requesting the approval of the Board. Such letter shall state the number of Preferred Shares the applicant intends to transfer and the intended transferee of such Preferred Shares. The Board shall be deemed to have approved a transfer of Preferred Shares if the Board shall not have responded to the applicant’s letter referred to in the preceding sentence within three months of the delivery thereof to the Company. Approval shall also be deemed to have been granted with respect to the transfer of any Preferred Shares unless, at the time the Board denies approval for the transfer of such Preferred Shares, the Board notifies the applicant of one or more designated parties that are willing and able to purchase such Preferred Shares. The Company may only be designated as a designated party pursuant to this Section 3.02 with the applicant’s approval.

Section 3.03. Price and Timing. The price to be paid for any Preferred Shares with respect to a transfer to one or more designated parties designated by the Board shall be as determined by mutual agreement of the applicant and the Board. If the applicant and the Board fail to reach an agreement, the price to be paid for such Preferred Shares shall be established by the Company’s statutory registered accountant or firm of registered accountants (the “chartered accountant”). The applicant may withdraw its request to transfer any Preferred Shares within one month after being definitively informed of the price for such shares established by the chartered accountant. If, within one month after being informed of the definite price for the Preferred Shares established by the chartered accountant, the applicant has not withdrawn its request to transfer such shares, such Preferred Shares must be transferred to the designated party or parties against payment within one month after being informed of the definite price for the Preferred Shares established by the chartered accountant. If the applicant does not transfer such Preferred Shares within the period provided for in the preceding sentence, the Company shall be irrevocably authorized to proceed to deliver the Preferred Shares to the designated party or parties, subject to the obligation to pay the purchase price for such Preferred Shares to the applicant.

Section 3.04. Dissolution or Bankruptcy of Holders of Preferred Shares. In the event that a legal person that holds Preferred Shares is dissolved, is declared bankrupt or has been granted protection from its creditors or has been notified of a transfer of Preferred Shares under universal title, such holder of Preferred Shares, or its successors in title, shall be obliged to transfer the Preferred Shares to one or more persons designated by the Board in accordance with the provisions of this Article III. If, within one month after the Board has been notified that the legal person that holds Preferred Shares is dissolved, is declared bankrupt or has been granted protection from its creditors and in the event of a transfer of Preferred Shares under universal title, the Board has not designated one or more persons that are willing and able to purchase all Preferred Shares of such holder, the holder or its successor in title, as applicable, shall be permitted to keep such Preferred Shares. In the event of non-compliance by the holder, or its successor(s) in title, with the obligation pursuant to the first sentence of this Section 3.04 to transfer the Preferred Shares to one or more persons designated by the Board within one month after such obligation has arisen, the Company shall be irrevocably authorized to effect such transfer, provided that such transfer includes all such Preferred Shares, on behalf of such holder, or its successor(s) in title, in accordance with the provisions of this Article III.

Section 3.05. Meetings of Holders of Preferred Shares. (a) Meetings of holders of Preferred Shares shall be held as frequently as a resolution is required by the meeting in question and as frequently as is deemed desirable by the Board, or by one or more holder(s) of Preferred Shares.

(b) Meetings of the holders of Preferred Shares shall be held as if a General Meeting in accordance with Article VII below, except that (i) any such meeting shall be called at least eight days prior to such meeting and shall be called by providing notice of the meeting at the addresses of the holders of Preferred Shares listed in the shareholders’ register or to the extent the holder of Preferred Shares consents thereto, such holder may be notified by a legible message sent electronically to the address that he has given to the Company for this purpose, (ii) the meeting of holders of Preferred Shares shall appoint its own chairman and (iii) the meeting of holders of Preferred Shares may also adopt resolutions by written consent.

Section 3.06. Redemption Amount; Dividend Amount. (a) “Redemption Amount” shall mean an amount per Preferred Share (which shall be the same amount for all Preferred Shares) determined by the General Meeting at the General Meeting authorizing the issuance of such Preferred Shares (or if the General Meeting has delegated to the Board the authority to authorize the issuance of such Preferred Shares, as determined by the Board) as the amount paid for such Preferred Share.

(b) “Dividend Amount” shall mean, with respect to any Preferred Share, (i) a percentage equal to (1) the higher of (x) twelve months LIBOR as published by ICE Benchmark Administration Limited or (y) twelve months EURIBOR as published by European Money Markets Institute, each calculated based on the number of days such rate applied during the fiscal year to which the Dividend Amount relates, provided that such rate can never be below zero percent, plus (2) a premium to be determined by the Board in line with market conditions on the date the Preferred Shares were first issued, provided that such premium may not exceed five hundred basis points, multiplied by (ii) the Redemption Amount.

ARTICLE IV

Issuances and Preemptive Rights

Section 4.01. Preemptive Rights. (a) Subject to applicable Dutch law, upon the issuance of Ordinary Shares, each holder of Ordinary Shares shall have a preemptive right in proportion to the aggregate amount of the Ordinary Shares held by such shareholder.

(b) Subject to applicable Dutch law, upon the issuance of Preferred Shares, each holder of Preferred Shares shall have a preemptive right in proportion to the aggregate amount of Preferred Shares held by such shareholder.

(c) Holders of Preferred Shares shall have no preemptive right with respect to issuances of, or grants of rights to subscribe for, Ordinary Shares. Holders of Ordinary Shares shall have no preemptive right with respect to issuances of, or grants of rights to subscribe for, Preferred Shares.

Section 4.02. Exceptions. Shareholders shall have no preemptive right with respect to the issuance of Shares (a) for which payment is made in a form of consideration other than in cash, (b) to employees of the Company or a Group Company or (c) to a party exercising a previously acquired right to subscribe for Shares to be issued.

Section 4.03. Resolution and Delegation. A resolution of the General Meeting to (a) issue Shares, (b) grant rights to subscribe for Shares, (c) to restrict or waive preemptive rights with respect to any issuance of, or grant of rights to subscribe for, Shares or (d) to delegate the power and authority to take the actions set forth in Section 4.03(a), (b) and (c) shall in each case only be adopted pursuant to and in accordance with a proposal therefor duly made by the Board.

ARTICLE V

Voting Rights

Section 5.01. Votes per Share. Each Share shall confer the right to cast one vote. Unless otherwise required by Dutch law or as set forth in these Articles, resolutions of the General Meeting shall be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. The provision included in Article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. Abstentions, blank votes and invalid votes shall not be considered votes cast, but shall be considered shares present in determining whether a quorum is present.

Section 5.02. Approval of Mergers, Demergers, Liquidations, Dissolutions and Bankruptcies. The General Meeting may only resolve to (i) approve a legal merger or legal demerger, (ii) liquidate or dissolve the Company, (iii) make a distribution set forth in Section 6.01(b) or Section 6.01(f) or (iv) request that the Board file a petition in bankruptcy with respect to the Company, in each case upon the recommendation and proposal of the Board. Except as provided in Section 5.03, any resolution by the General Meeting to a legal merger or legal demerger shall be passed by an absolute majority of votes cast at a General Meeting at which half or more of the issued share capital is present or represented, provided that a majority of at least two thirds of the votes cast at a General Meeting shall be required if less than half of the issued share capital is present or represented at such meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

Section 5.03. Approval of Certain Transactions. (a) Except as provided in Section 5.03(c), no company action of a character described in Section 5.03(b) below, and no resolution providing therefore, shall be adopted, approved or ratified by the General Meeting unless such resolution is adopted, approved or ratified, as applicable, by a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital, of the General Meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. To the extent the General Meeting is not otherwise required by applicable law to adopt, approve or ratify a resolution with respect to any corporate action of a character described in Section 5.03(b), then the Board may not adopt a resolution approving any such company action unless such resolution of the Board is first approved by a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital, of the General Meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

(b) Company actions subject to the voting requirements of this Section 5.03 shall be: (i) any legal merger to which the Company and an Interested Person are parties, (ii) any legal demerger to which the Company and an Interested Person are parties, (iii) any sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a Substantial Part of the properties or assets of the Company to an Interested Person, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company under or pursuant to which the rights or benefits inuring to an Interested Person are different in kind or character from the rights or benefits inuring to the other holders of Ordinary Shares or (v) any transaction of a character described in clause (i), (ii), (iii) or (iv) above involving an Affiliate or Associate of an Interested Person or involving an Associate of any such Affiliate.

(c) The voting requirements of Section 5.03(a) shall not apply to any transaction of a character described in clause (i), (ii), (iii), (iv) or (v) of Section 5.03(b) should any of the following obtain with respect to the transaction: (i) the Board shall have resolved to enter into the transaction by a majority vote of all members of the Board prior to the time the Interested Person connected with the transaction became an Interested Person or (ii) the Board shall have resolved to enter into the transaction prior to consummation thereof which resolution shall have been adopted by the Board with an absolute majority of the votes validly cast, whereby the majority of all executive directors and non-executive directors on the Board (collectively, the “Directors” and each a “Director”) who were not Interested Persons, or an Affiliate, Associate or agent of such Interested Person, or an Associate or agent of any such Affiliate voted in favor of such resolution.

(d) The requirements of this Section 5.03 are in addition to any other requirement under applicable law or these Articles that the Board or the General Meeting adopt, approve or ratify a resolution for the Company to enter into an action of a character described in Section 5.03(b) and any such requirement shall continue to so apply notwithstanding the requirements of this Section 5.03.

(e) For purposes of this Section 5.03, the following definitions shall apply:

(i) “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person.

(ii) “Associate” shall mean any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; or any trust or estate in which a person has a ten percent or larger beneficial interest or as to which a person serves as a trustee or in a similar fiduciary capacity; or any relative or spouse of a person and any relative of a spouse, who has the same residence as such person.

(iii) “Beneficial Ownership” shall mean all shares directly or indirectly owned by a person and all shares which a person has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to automatic termination of a trust, discretionary account or similar arrangement or otherwise. All shares shall be deemed indirectly owned by a person as to which such person enjoys benefits substantially equivalent to those of ownership by reason of any contract, understanding, relationship, agreement or other arrangement, including without limitation any written or unwritten agreement to act in concert.

(iv) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(v) “Interested Person” shall mean any person who beneficially owns ten percent or more of the outstanding Shares of the Company.

(vi) “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, a person acting through or in concert with one or more other persons and any other entity.

(vii) “Substantial Part” shall mean more than twenty percent of the total consolidated assets of the Company, as shown on its consolidated balance sheet as of the end of the most recent fiscal year.

(f) In addition to the requirements of Section 11.01 below, (i) any resolution by the Board to propose to the General Meeting to resolve to amend or repeal Section 5.03 of these Articles can only be adopted by the Board with an absolute majority of the votes validly cast, whereby the majority of all Directors who were not Interested Persons, or an Affiliate, Associate or agent of such Interested Person, or an Associate or agent of any such Affiliate voted in favor of such resolution, and (ii) any resolution of the General Meeting to resolve to amend or repeal Section 5.03 of these Articles, including but not limited to any amendment to the wording, intent or purpose of this Section 5.03 or any definitions contained therein, can only be adopted by the General Meeting with a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

ARTICLE VI

Distributions; Liquidations

Section 6.01. Distributions. (a) Subject to applicable law, in the event the Company makes distributions to the shareholders and other persons entitled to the distributable profits of the Company, such distributions shall be made as follows:

(i) first, with respect to holders of Preferred Shares, a dividend in an amount per Preferred Share equal to any accrued and unpaid Dividend Amount with respect to the current fiscal year and any prior fiscal year. To the extent that the profit of the Company is not sufficient to fully make a distribution in accordance with this Section 6.01(a)(i), such deficit shall be paid from the reserves of the Company. If, in any given fiscal year, the profit or the distributable reserves (as the case may be) of the Company are not sufficient to make the distributions set forth in this Section 6.01(a)(i), this Section 6.01(a)(i) shall apply in each subsequent fiscal year until such distributions have been made in full; and

(ii) second, the Board shall determine which part of the profit of the Company remaining after application as set forth in Section 6.01(a)(i) shall be reserved.

(b) The profit, as it appears from the profit and loss account of the Company adopted by the General Meeting, shall be at the disposal of the General Meeting to the extent not distributed in respect of the Dividend Amount payable to Preferred Shares and not reserved in accordance with Section 6.01(a)(ii), provided that the General Meeting may only resolve to dispose of such profit and loss upon the recommendation and proposal of the Board.

(c) The Board may make interim distributions. The Company’s policy on reserves and dividends shall be determined by the Board and such policy may be amended by the Board from time to time at its discretion.

(d) The Board may determine that distributions on shares shall be made payable in euros, United States dollars or in another currency. The Board may decide that a distribution on shares shall not be made in cash or shall be partially made in cash and partially made in the form of shares in the Company or other property (or that all or part of a payment obligation in respect of shares, irrespective of whether those shares are issued to existing shareholders, is charged against the profits and/or reserves of the Company), or that shareholders shall be given the option to receive a distribution either in cash or in property other than in cash. The Board shall determine the conditions under which such option can be given to the shareholders.

(e) Shares held by the Company shall be disregarded when calculating the distribution of profits, unless such Shares have been pledged to the Company and the Company, in its capacity as pledgee, is entitled to such distributions.

(f) The General Meeting may resolve on a distribution to the holders of Ordinary Shares at the expense of the reserves, but only pursuant to and in accordance with a recommendation and proposal thereto by the Board.

(g) Any claim a shareholder may have to a distribution shall lapse five years following the day on which such distribution becomes payable.

(h) Shareholders entitled to a distribution shall be those shareholders as at a date determined by the Board for that purpose and such date shall not be earlier than the date on which the distribution was announced.

Section 6.02. Liquidations. The remainder of the Company’s assets after payment of all debts and the costs of a liquidation shall be distributed as follows: (a) first, the holders of the Preferred Shares shall be paid the Redemption Amount plus (i) the Dividend Amount, calculated for the period beginning on the first day after the last full fiscal year prior to the liquidation for which the Company has adopted annual accounts and ending on and including the day of the payment on Preferred Shares referred to in this Section 6.02(a) (the “Liquidation Payment Period”) and (ii) any accrued but unpaid dividends with respect to periods prior to the Liquidation Payment Period, provided that any dividends or other distributions otherwise paid on the Preferred Shares with respect to the Liquidation Payment Period shall be deducted from the payment referred to in this Section 6.02(a); and

(b) the remainder shall be paid to the holders of Ordinary Shares, in proportion to the number of Ordinary Shares that each party owns.

ARTICLE VII

Shareholder Meetings

Section 7.01. Annual General Meeting. The annual General Meeting of the shareholders of the Company shall be held within six months of the end of the Company’s fiscal year. The annual General Meeting shall be called by the Director appointed by the Board as chairman of the Board (the “Chairman”) or the Board in accordance with applicable law.

Section 7.02. Extraordinary General Meetings. Extraordinary General Meetings of the shareholders may be called at any time by the Chairman, the Board or upon the written request of one or more shareholders having the right to request such an Extraordinary General Meeting of shareholders in accordance with applicable law and these Articles, which request shall be addressed to the Board and shall set forth in detail the matters to be considered at such meeting.

Section 7.03. Organization. The Chairman shall preside and the Secretary of the Company (the “Secretary”), or in his absence any Assistant Secretary of the Company (the “Assistant Secretary”), shall act as secretary, at all General Meetings. In the event that the Chairman is absent, the Vice Chairman of the Board (the “Vice Chairman”) shall preside at such meeting. In the absence of the Vice Chairman, a Director or an officer of the Company shall be selected by a majority of the Board in attendance at such meeting, and that Director or officer shall preside over the meeting. In the absence of the Secretary and any Assistant Secretary, the person presiding over the meeting shall designate any person to act as secretary of the meeting. The Chairman and/or Vice Chairman, as applicable, may, in his or her discretion, designate another Director to preside over a General Meeting. The order and conduct of business at a General Meeting shall be determined by the person presiding over such General Meeting. The person presiding over such General Meeting may determine in his discretion, among other things, time limits for shareholders and other persons having voting rights and/or meeting rights to speak.

Section 7.04. General Meetings. General Meetings shall be held in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen or Leeuwarden and convened by the Board in the manner and with reference to applicable law and stock exchange regulations.

Section 7.05. Notice of General Meetings. The notice of a General Meeting shall state (a) the subjects to be discussed, (b) the place and time of the General Meeting, (c) the procedures for participation in the General Meeting and the exercise of voting rights in person or by proxy and (d) such other items as must be included in the notice pursuant to applicable law and stock exchange rules.

Section 7.06. Shareholder Business at General Meetings. An item proposed by one or more shareholders having the right to make such proposal under applicable law will be included in the notice of a General Meeting or announced in the same manner, provided that the Company receives the shareholder’s request in writing (excluding e-mail and other forms of electronic communication) to propose such item no later than the sixtieth day before the date of the meeting, and such request otherwise complies with applicable law.

Section 7.07. Entitlement to Attend General Meetings. (a) Shareholders as well as other persons having voting rights and/or meeting rights, are entitled, in person or through a person to whom such shareholder has granted, in writing for the specific meeting, a power of attorney to attend the General Meeting, to address the General Meeting and, to the extent that they have such right, to vote at the General Meeting, in each case provided that such shareholder or other person has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting, which day cannot be earlier than seven days before the day of the meeting. Holders of a right of pledge or usufruct on Ordinary Shares that do not have voting rights and/or meeting rights may not attend or address the General Meeting.

(b) Unless otherwise provided for by the Board or applicable law, and regardless of who would be entitled to attend the General Meeting in the absence of a registration date as set forth in article 2:117b of the Dutch Civil Code, persons entitled to attend the General Meeting are those who, on the registration date if determined by the Board, have voting rights and/or meeting rights with respect to a class of shares of the Company and have been registered as such in a register designated by the Board for that purpose.

(c) If so determined by the Board and announced at the time of the General Meeting, persons entitled to attend General Meetings and vote at General Meetings may, within a period prior to the General Meeting to be determined by the Board, cast votes electronically or in a manner to be decided by the Board. Such period determined by the Board may not commence prior to the registration date referred to in article 2:117b of the Dutch Civil Code. Votes cast in accordance with the previous sentence shall be treated equally as votes cast at the meeting.

(d) Admission shall be given to the persons whose attendance at the General Meeting is approved by the chairman or the secretary of the General Meeting or any other person designated by the chairman or secretary of the General Meeting. At the request of the chairman or secretary of the General Meeting or his or her designee, each person who wishes to attend the General Meeting must sign the attendance list and set forth in writing his name and, to the extent applicable, the number of votes to which he is entitled.

Section 7.08. Minutes; Procedures. Minutes shall be kept of the matters dealt with at the General Meeting and shall be adopted by the Board. The chairman of the General Meeting shall decide on all disputes with regard to voting, admitting of persons attending and, in general the proceedings at the General Meeting, to the extent not otherwise provided for by Dutch law or these Articles. The ruling of the chairman of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution adopted.

Section 7.09. Shareholder Action Outside of the General Meeting. Unless there are persons other than shareholders who are entitled to attend a General Meeting, shareholders may adopt resolutions other than at a General Meeting, provided that all shareholders entitled to vote have cast their vote in favor of such proposal. The votes shall be cast in writing or by use of electronic means. Directors shall have the opportunity to make a recommendation to shareholders prior to shareholders adopting any resolution in accordance with this Section 7.09.

Section 7.10. Remuneration of Directors. The Company shall have a policy governing the remuneration of the Board that may only be adopted by the General Meeting upon the recommendation and proposal of the Board. The remuneration of each individual executive Director and non-executive Director shall be determined by the Board in accordance with the remuneration policy referred to in the first sentence of this Section 7.10. Proposals concerning plans or arrangements in the form of Shares or rights to subscribe for Shares for Directors may only be adopted by the General Meeting upon the recommendation and proposal of the Board.

ARTICLE VIII

Board of Directors

Section 8.01. Number. The number of Directors which shall constitute the full Board shall be such number as shall be fixed by the Board; provided, however, that the Board shall consist of at least one executive Director and at least two non-executive Directors. Directors may only be natural persons. In the event of a vacancy on the Board, the Board shall continue to be validly constituted by the remaining Directors.

Section 8.02. Election; Binding Nominations. (a) Executive Directors and non-executive Directors shall be appointed by the General Meeting from a binding nomination to be drawn up by the Board in accordance with article 2:133 of the Dutch Civil Code. The resolution of the General Meeting shall specify whether a member of the Board is appointed as an executive Director or as a non-executive Director.

(b) The proposed candidate specified in a binding nomination shall be appointed in accordance with article 2:133 paragraph 3 of the Dutch Civil Code, unless the binding nature of the nomination was overruled by the General Meeting in accordance with Section 8.02(c) hereto.

(c) The General Meeting may overrule the binding nature of a nomination by a resolution of the General Meeting adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. In such event, the Board may draw up a new binding nomination to be submitted to a subsequent General Meeting.

(d) At a General Meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

(e) If the Board fails to make use of its right to submit a binding nomination for a Director or fails to do so in due time, the General Meeting shall be unrestricted in its nomination and appointment of such Director.

(f) In each case in which the General Meeting is unrestricted in its nomination and appointment of a Director, the resolution for the appointment of a Director by the General Meeting shall require a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

Section 8.03. Suspension and Removal. Directors may be suspended or removed by the General Meeting at any time. A resolution of the General Meeting to suspend or remove a Director pursuant to and in accordance with a proposal by the Board shall be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a Director other than pursuant to and in accordance with a proposal by the Board shall require a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. Notwithstanding anything else in this Section 8.03, an executive Director may be suspended by the Board at any time.

Section 8.04. Representation; Duties; Internal Rules; Committees. (a) Subject to the limitations set forth in these Articles and the allocation of duties referred to in Section 8.04(b) herein, the Board is vested with the management of the Company. The authority to represent the Company shall be vested in each executive Director and the Chairman.

(b) In addition to the relevant provisions of these Articles, the Board may implement and adopt internal rules (“Board Rules”) that set forth internal allocations of duties for each individual Director or allow Directors to allocate their duties by resolution, provided that the duty to supervise the performance of the executive Directors cannot be delegated away from the non-executive Directors. The Board Rules may also regulate the Board’s decision-making processes and internal procedures, including rules in the event of Conflicts of Interest (as defined in Section 8.05), and provide that one or more Directors shall be duly authorized to resolve on matters which belong to their respective range of duties.

(c) The Board may establish such committees consisting of one or more Directors as it deems necessary and shall determine the duties and powers of such committees.

(d) The Board is authorized, without any prior approval of the General Meeting, to perform all legal acts within the meaning of Section 2:94 paragraph 1 of the Dutch Civil Code.

Section 8.05. Conflicts of Interest. A Director may not participate in the deliberation and the decision-making process of the Board if it concerns a subject in which such Director has a direct or indirect personal interest that conflicts with the interest of the Company and its business enterprise (a “Conflict of Interest”). In such event, the other Directors shall be authorized to adopt the relevant resolution. If all Directors have a Conflict of Interest, the resolution may nonetheless be adopted by the Board.

Section 8.06. Absence of Directors. In the event that one or more Directors are absent or unable to act, the powers of the Board shall continue unaffected. In the event that one or more Directors are absent or unable to act, and subject to the provisions set forth in this Section 8.06, the Board may elect a new person (whether or not a Director) or persons, as the case may be, to temporarily fill a vacancy or vacancies until the appointment by the General Meeting of a new Director or Directors in accordance with Section 8.02 of these Articles. In the event all non-executive Directors are absent or unable to act, then the executive Directors shall be authorized to temporarily entrust the tasks and duties of the non-executive Directors to one or more other persons. In the event all Directors are absent or unable to act, the most recent Chairman and/or a person or persons to be appointed by the most recent Chairman shall be temporarily entrusted with the tasks and duties of the non-executive Directors until the next General Meeting at which a new non-executive Director or Directors are appointed in accordance with Section 8.02 of these Articles, and such persons shall be authorized to temporarily entrust the tasks and duties of the executive Directors to one or more other persons until the next General Meeting at which a new executive Director or Directors are appointed in accordance with Section 8.02 of these Articles.

ARTICLE IX

Form of Shares; Share Registry; Share Transfer and Ownership

Section 9.01. Form. All Ordinary Shares and all Preferred Shares shall be in registered form.

Section 9.02. Certificates. Registered shares shall be uncertificated and shall be registered in the register of shareholders, provided that the Board may resolve that certain or all of the registered shares shall be represented by share certificates. Share certificates for registered shares shall be issued in such form, and shall be signed by such executive Directors and/or officers of the Company, as the Board may determine and shall be numbered in such manner as the Board may determine to be necessary or appropriate to distinguish the certificates representing the registered shares. The Board may establish further rules with respect to the issuance of certificates representing registered shares.

Section 9.03. Register. A register of shareholders shall be kept by on or behalf of the Company for the registered shares, which register shall be regularly updated and, at the discretion of the Board, may in whole or in part be kept in more than one copy and at more than one address. The Board shall keep a copy of the register at the office of the Company except for that part of the register that may be kept outside of the Netherlands in order to comply with applicable foreign statutory provisions or applicable listing rules. The name, address and such further information as required by applicable Dutch law or considered appropriate by the Board of each holder of one or more registered shares shall be recorded in the register of shareholders. The form and the contents of the register of shareholders shall be determined by the Board, subject to the provisions of this Section 9.03. If a shareholder notifies the Company of an electronic address to be recorded in the register of shareholders, such address shall then be considered to be recorded for the purpose of receiving all notifications, announcements and statements as well as convocations for General Meetings by electronic means. Upon his request, a holder of registered shares shall be provided with written evidence of the contents of the register of shareholders with regard to the shares registered in the name of such holder free of charge, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board. The provisions of this Section 9.03 shall apply, mutatis mutandis, to usufructuaries and pledgees of registered shares.

Section 9.04. Depositary Receipts. The Company cannot cooperate with the issuance of Depositary Receipts.

Section 9.05. NY Property Law. For as long as any Ordinary Shares are listed on the Nasdaq or New York Stock Exchange (each located in the State of New York in the United States of America), the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares reflected in the register held by the transfer agent, subject to applicable law.

Section 9.06. Joint Holders. If one or more Shares, or a usufruct in or a pledge over one or more Shares, are jointly held by one or more persons, the Board may decide that the joint holders thereof shall only be represented vis-à-vis the Company by one person jointly designated by such joint holders in writing. In the absence of such designation, all rights attached to the relevant Shares shall be suspended, except the right to receive distributions. The Board may grant an exemption to the requirement of the previous sentence, including, without limitation, with respect to Shares that are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business. The Board may determine the conditions of any such exemption.

Section 9.07. Plan Shares. The authorization of the General Meeting is not required in the event the Company acquires any Shares listed on a stock exchange in order to transfer such Shares to employees of the Company or of a Group Company pursuant to a plan applicable to such employees.

ARTICLE X

Indemnification of Officers and Directors

Section 10.01. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), whether brought by or in the name of the Company or otherwise, by reason of the fact that he is or was a Director or an officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by law, including, but not limited to Dutch law, as may be amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. For purposes of Section 10.01, 10.02 and 10.03, persons holding the following titles shall be considered officers of the Company: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Scientific Officer, and all persons holding the title of Executive Vice President, Senior Vice President or Vice President.

Section 10.02. Right to Payment of Expenses. The right to indemnification conferred in Section 10.01 shall include, to the fullest extent authorized by law, the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding prior to its final disposition (hereinafter a “payment of expenses”). The rights to indemnification and to the payment of expenses conferred in Sections 10.01 and 10.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 10.03. Right of Indemnitee to Bring Suit. If a claim under Section 10.01 or 10.02 is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for a payment of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit, including attorney’s fees.

Section 10.04. Non-Exclusivity of Rights. The rights to indemnification and to the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles, any agreement, any vote of shareholders or disinterested Directors or otherwise.

Section 10.05. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Dutch law.

Section 10.06. Indemnification of Other Officers, Employees, Assistants and Agents. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the payment of expenses to any officer not otherwise covered by this Article X, to an employee, an assistant or an agent of the Company to the fullest extent of the provisions of this Article X with respect to the indemnification and payment of expenses of Directors and officers of the Company.

Section 10.07. Other Enterprises, Fines, Serving at the Company’s Request. For purposes of this Article X, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, officer, employee or agent of the Company which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries.

Section 10.08. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article X shall not adversely affect any right or protection of a Director or officer existing at the time of such amendment, repeal or modification.

Section 10.09. Savings Clause. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

Amendments

Section 11.01. Amendments. Other than as set forth herein, these Articles may only be amended by the General Meeting upon the recommendation and proposal of the Board, provided that any such resolution of the General Meeting to amend or repeal Sections 2.02(b), 4.03, 5.02, 6.01(b), 6.01(f), 8.02, 8.03, 11.01 and 12.01, including but not limited to any amendment to the wording, intent or purpose of such sections or any definitions contained therein, can only be adopted by the General Meeting with a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

ARTICLE XII

Adjudication of Disputes

Section 12.01. Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands shall be the sole and exclusive forum for (a) any action asserting a claim for breach of a duty owed by any Director, officer or other employee of the Company (including any former Director, former officer or other former employee of the Company to the extent such claim arises from such Director, officer or other employee’s breach of duty while serving as a Director, officer or employee of the Company) to the Company or the Company’s shareholders, (b) any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or these Articles, (c) any action asserting a claim that is mandatorily subject to Dutch law or (d) to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of the Company, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.